News Release

Cenveo Completes Purchase of ColorGraphics

Enhances Cenveo’s West Coast Operations
Company also announces management appointments

STAMFORD, CT – (July 9, 2007) Cenveo, Inc. (NYSE: CVO) today announced that it has completed its previously announced purchase of Los Angeles based Madison/Graham ColorGraphics, Inc., one of the largest printers in the western United States.

Robert G. Burton, Chairman and Chief Executive Officer of Cenveo, stated:
“We are excited to have completed this transaction and we have now begun our plan to integrate our companies.  This acquisition is part of our long-term business plan to grow our business platform and to be the number one or number two leader in all of the markets we serve.

During my business career, I have completed 59 acquisitions by implementing a low-cost producer business model by reducing purchasing costs and eliminating duplicative costs, which have typically resulted in an improvement of 1.5 to 2.0x on the purchase price multiple.  All of the acquisitions that I have been associated with have been accretive, and I feel very confident that we will be able to complete future deals with financing at a reasonable cost that will allow us to continue to acquire strong companies in higher growth segments of our industry.  We have consistently delivered our quarterly financial commitment to our shareholders using this same business model starting in 1991 at World Color, then at the Moore Corporation, and now Cenveo.  As we successfully close the ColorGraphics transaction and related financing, I continue to believe that we will be able to fund our future acquisition efforts given our track record for delivering our commitments over an extended period of time. ”

Mr. Burton also announced today several changes designed to add leadership and financial strength to various parts of the organization.  These appointments are designed to leverage the talent of Cenveo’s strong financial personnel across the business units and drive further improvement in the Company’s Commercial segment.

Effective today, Sean S. Sullivan will be promoted to the newly named position of President of Cenveo’s Commercial and Packaging operations.  In this role, Mr. Sullivan will be responsible for the day-to-day operations of Cenveo’s Commercial and Packaging businesses, which currently comprise over one billion in revenue.

Mr. Burton commented:
“Since our arrival at Cenveo in September 2005, we have spent the majority of our time focusing on restructuring the Company, building what I believe is the industry’s strongest management team, re-financing the Company’s balance sheet, and positioning it for future growth.  Since being appointed CFO of Cenveo on September 12, 2005, Sean has been a key team member behind these initiatives.  Now, as the significant components of our financial restructuring are behind us, it is clear that we need to commit additional talent and resources to growing our business.  Now that the ColorGraphics acquisition has been completed, we expect that the commercial and packaging markets will become a significant focal point for our future acquisition efforts.  I believe Sean Sullivan is the perfect senior executive for this expansion.

Sean is a proven executive who has successfully completed every task I have given him over a ten-year period of time.  He fully understands our game plan, and I feel very confident he will be successful in integrating ColorGraphics into the Cenveo organization and delivering committed financial results.  Sean has worked with our team since joining World Color in 1997, where he was responsible for our acquisition efforts.  He was also a senior executive at the Moore Corporation and the Burton Management Group.  Sean will continue to report directly to me, and I expect the same superior performance from Sean today as I did from him yesterday.”

Mr. Burton also announced the appointment of Mark S. Hiltwein as Chief Financial Officer.

Mr. Burton added:
“I am also pleased to announce that I have appointed Mark Hiltwein to the role of Executive Vice President and Chief Financial Officer.  Mark has a long and outstanding track record in the printing industry.  He has successfully performed in many financial positions over the past fifteen years, including the positions of Controller and CFO.  He joined the Moore Corporation in December 2000 as Controller and later became CFO and reported directly to me as CEO and Chairman of the Moore Corporation.  Mark is well respected by both our investors and customers and will be a welcome addition to our team.  He is without a doubt one of the top financial minds that I have worked with over the past thirty years.”

Mr. Burton concluded:
“The fact that we can attract and retain this type of senior printing talent such as Sean and Mark speaks to the commitment we have made to our employees and what we stand for as a company.  Without a doubt, I believe we have the best senior management team in the entire industry.  As we continue to grow the Company, we will constantly give all our employees the opportunity to expand their roles to continue to deliver the type of results that we commit to our shareholders. ”

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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and services. The Company provides its customers with low-cost solutions within its core businesses of commercial printing and packaging, envelope, form, and label manufacturing, and publishing; offering one-stop services from design through fulfillment.  With over 10,000 employees worldwide, Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.

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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.  Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (1) our substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (2) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (3) the potential to incur additional indebtedness, exacerbating the above factors; (4) cross default provisions in our indebtedness, which could cause all of our debt to become due and payable as a result of a default under an unrelated debt instrument; (5) our ability to successfully integrate acquisitions; (6) intense competition in our industry; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services impacting demand for our products; (9) increases in paper costs and decreases in its availability; (10) our history of losses and ability to return to consistent profitability; (11) the availability of the Internet and other electronic media affecting demand for our products; (12) our labor relations; (13) compliance with environmental rules and regulations; (14) dependence on key management personnel; and (15) general economic, business and labor conditions.  This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business.  Additional information regarding these and other factors can be found in the Company’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.